Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200
FAX 804 • 788 • 8218

FILE NO.: 64268.000019

October 27, 2006

Fieldstone Mortgage Investment Corporation

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

Ladies and Gentlemen:

We have acted as counsel to Fieldstone Mortgage Investment Corporation, a Maryland corporation (the “Depositor”), in connection with the offering and sale by the Depositor of the Fieldstone Mortgage Investment Trust, Series 2006-3, Mortgage-Backed Notes (collectively, the “Notes”), pursuant to the terms of the underwriting agreement, dated October 18, 2006, and the related pricing supplement, dated October 20, 2006 (collectively, the “Underwriting Agreement”), by and among the Depositor and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., and Lehman Brothers Inc. (the “Underwriters”). The Notes will be offered and sold pursuant to the prospectus dated June 8, 2006 (the “Base Prospectus”), as supplemented by the prospectus supplement dated October 24, 2006 (the “Prospectus Supplement”) and as further supplemented by the supplement to prospectus supplement dated October 26, 2006 (the “Supplement to Prospectus Supplement”). The Base Prospectus, the Prospectus Supplement and the Supplement to Prospectus Supplement are herein collectively referred to as the “Prospectus.”

The Notes are being issued pursuant to an Indenture, dated as of October 1, 2006 (the “Indenture”), by and among Fieldstone Mortgage Investment Trust, Series 2006-3, a Delaware statutory trust (the “Issuing Entity”), HSBC Bank USA, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”), and Wells Fargo Bank, N.A. (“Wells Fargo”), as trust administrator (in such capacity, the “Trust Administrator”). The Notes will be secured by fixed-rate and adjustable-rate first-lien mortgage loans and related notes and mortgages (the “Mortgage Loans”), together with certain other assets (together with the Mortgage Loans, the “Collateral”) conveyed to the Issuing Entity and pledged by the Issuing Entity to the Indenture Trustee pursuant to the Indenture. The Mortgage Loans will be conveyed by Fieldstone Investment Corporation (the “Seller”) to the Depositor pursuant to a mortgage loan purchase agreement, dated as of October 1, 2006 (the “Mortgage Loan Purchase Agreement”), by and between the Seller and the Depositor. The Depositor will convey the Mortgage Loans to the Issuing Entity pursuant to a transfer and servicing agreement dated as of October 1, 2006 (the “Transfer and Servicing Agreement”), by and among the Issuing Entity, the Depositor, the

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October 27, 2006

Seller, Wells Fargo, as master servicer (in such capacity, the “Master Servicer”), the Trust Administrator, the Indenture Trustee, Fieldstone Servicing Corp., as servicer, and JPMorgan Chase Bank, National Association, as subservicer. The Indenture, Underwriting Agreement, Mortgage Loan Purchase Agreement and Transfer and Servicing Agreement are herein collectively referred to as the “Transaction Documents.”

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents, and we have relied upon certificates and oral or written statements and other information obtained from the Depositor, the other parties to the Transaction Documents, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Depositor in connection with the preparation and delivery of this letter.

We have also assumed that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge,” “known to us” or words of similar import mean the

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October 27, 2006

actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Underwriting Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

On the basis of the foregoing and such assumptions and qualifications specified herein, we are of the opinion that:

1.        Assuming the due execution and delivery of the Indenture by all parties thereto and that the Notes have been duly issued, executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the terms of the Underwriting Agreement, the Notes are binding obligations of the Issuing Entity.

2.            The descriptions of federal income tax consequences appearing under the heading “Federal Income Tax Consequences” in the Base Prospectus and in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Notes under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings under existing law and subject to the qualifications and assumptions stated in such opinions.

We hereby consent to the filing of this letter as an exhibit to the Depositor’s Registration Statement on Form S-3 (Registration No. 333-132444) (the “Registration Statement”) as it relates to the Notes and to the reference to this firm under the headings “Legal Matters” and “Federal Income Tax Consequences” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any state. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS

Fieldstone Mortgage Investment Corporation
October 27, 2006

OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Very truly yours,

/s/ Hunton & Williams LLP

04659/01112